Exhibit 99.1

Media Contact	Investor Contact

George Fischer	Frank Lamberti
Director, Corporate Communications	Vice President, Investor
Relations
310.410.9600	310.410.9600
georgef@herbalife.com	frankla@herbalife.com

Herbalife Subsidiary Contemplates Amendment to Existing Credit Facility

LOS ANGELES, Calif. –August 10, 2005 – Herbalife Ltd. (“Herbalife”) (NYSE: HLF), announced today that its indirect subsidiary, Herbalife International, Inc. is considering an amendment to its $225.0 million credit facility with a syndicate of financial institutions, with Morgan Stanley Senior Funding, Inc. as Administrative Agent.  The proposed amendment would permit the purchase, repurchase or redemption of up to $50,000,000 aggregate principal amount of Herbalife’s $275.0 million aggregate principal amount 9 1/2% Notes due 2011.  The proposed amendment would need to be approved by lenders holding at least 51 percent of the outstanding commitments in order to become effective.  No assurances can be given that the contemplated credit facility amendment will be entered into or that any purchase, repurchase or redemption of any of Herbalife’s 9 1/2% Notes will, in fact, be consummated even if the credit facility amendment is executed.

This press release is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell any securities.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Herbalife Ltd.’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005.  The forward-looking statements speak only as of the date made, and Herbalife Ltd. undertakes no obligation to update these forward-looking statements.

About Herbalife

Herbalife is a global network marketing company that sells weight-management, nutritional supplement and personal care products intended to support a healthy lifestyle.  Herbalife products are sold in 60 countries through a network of more than one million independent distributors. The company reported net sales of $1.3 billion in 2004.  Herbalife celebrated its 25th anniversary with a gala celebration in Atlanta, Georgia in April 2005.  More information is available at www. Herbalife.com

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